Exhibit 99.1

BurgerFi Reports First Quarter 2024 Results

Conference Call Today, May 15, 2024, at 8:30 a.m. ET

FORT LAUDERDALE, FL – May 15, 2024 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of BurgerFi, one of the nation’s leading fast-casual “better burger” dining brands, and Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), the high-quality, casual dining pizza brand, today reported financial results for the first quarter ended April 1, 2024.

Highlights for the First Quarter 2024
•Total revenue was $42.9 million in the first quarter 2024 compared to $45.7 million in the prior period
◦Consolidated systemwide sales decreased to $66.0 million compared to $73.4 million in the prior period
◦Same-store sales decreased 2% at Anthony’s compared to the prior period
◦Systemwide sales for BurgerFi decreased 17% to $33.4 million compared to the prior period
◦Systemwide same-store sales decreased 13% at BurgerFi compared to the prior period
•Hourly turnover continued to decline significantly from the sequential quarter, with Anthony’s and BurgerFi performing within industry benchmarks. Management turnover improved from the sequential quarter, with Anthony’s performing within industry benchmarks and BurgerFi continuing to approach industry benchmarks
•Opened one BurgerFi franchised location and one corporate-owned flagship BurgerFi restaurant in New York City
•Net loss decreased to $6.5 million, or $(0.24) per diluted share, compared to net loss of $9.2 million or $(0.39) per diluted share in the prior period
•Adjusted EBITDA1 of $0.3 million compared to $2.6 million in the prior period

Management Commentary

Carl Bachmann, Chief Executive Officer of BurgerFi, stated, “We had a difficult start to the year, but do not view our performance as indicative of these brands’ long-term potential. Like so many of our industry peers, we experienced a softening in revenue and profitability as a result of a challenging consumer environment but also contended with unfavorable weather in key markets. Notably however, we saw a sequential improvement through the quarter, beginning with a slight improvement in February followed by a more substantive recovery in March at both brands, outside of Florida. March same-store sales were flat at Anthony’s, adjusting for the Easter calendar shift, and sales have shown stability during the second quarter to date as we see our initiatives beginning to take hold.

Bachmann continued, “Looking ahead, we remain laser-focused on driving revenue growth while further enhancing operational efficiencies to increase profitability based upon the five key strategic priorities that we have implemented since last July. Achieving sales and margin improvements cannot happen overnight but we are laying a solid foundation upon which to build. We are making highly strategic decisions, following a straightforward formula - to deliver wins for our guests, our team members, and our shareholders and franchisees.”

Christopher Jones, Chief Financial Officer of BurgerFi, added, “We are fully underway with the rollout of new inventory control systems for both brands and a new point-of-sale platform for Anthony's. This new infrastructure is laying the groundwork for expected progress ahead and we believe that our ongoing efforts to streamline operations will pave the way as we navigate through the recovery phase.”

Exhibit 99.1
First Quarter Key Metrics1 Summary

	Consolidated
	Quarter Ended
(in thousands, except for percentage data)	April 1, 2024	April 3, 2023
Systemwide Restaurant Sales	$66,034	$73,445
Systemwide Restaurant Sales Growth	(10)%	—%
Systemwide Restaurant Same-Store Sales Growth	(7)%	1%
Corporate-Owned Restaurant Sales	$40,885	$43,310
Corporate-Owned Restaurant Sales Growth	(6)%	3%
Corporate-Owned Restaurant Same-Store Sales Growth	(5)%	1%
Franchise Restaurant Sales	$25,149	$30,135
Franchise Restaurant Sales Growth	(17)%	(3)%
Franchise Restaurant Same-Store Sales Growth	(12)%	2%
Digital Channel % of Systemwide Sales	32%	32%

	Quarter Ended
	April 1, 2024		April 3, 2023
(in thousands, except for percentage data)	Anthony’s	BurgerFi	Anthony’s	BurgerFi
Systemwide Restaurant Sales	$32,650	$33,385	$33,145	$40,300
Systemwide Restaurant Sales Growth	(1)%	(17)%	2%	(1)%
Systemwide Restaurant Same-Store Sales Growth	(2)%	(13)%	3%	—%
Corporate-Owned Restaurant Sales	$32,379	$8,506	$33,145	$10,165
Corporate-Owned Restaurant Sales Growth	(2)%	(16)%	2%	8%
Corporate-Owned Restaurant Same-Store Sales Growth	(2)%	(16)%	3%	(6)%
Franchise Restaurant Sales	$270	$24,879	N/A	$30,135
Franchise Restaurant Sales Growth	N/A	(17)%	N/A	(3)%
Franchise Restaurant Same-Store Sales Growth	N/A	(12)%	N/A	2%
Digital Channel % of Systemwide Sales	33%	31%	34%	30%

1.Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

First Quarter 2024 Financial Results

Total revenue in the first quarter of 2024 decreased 6% to $42.9 million compared to $45.7 million in the year-ago quarter, primarily driven by a decrease in same-store sales at both BurgerFi and Anthony’s and the closure of underperforming BurgerFi corporate-owned locations, partially offset by the additional revenue from two BurgerFi restaurants transferred from a franchisee during 2023. Same-store sales for the first quarter of 2024 decreased 2% for the Anthony’s brand and decreased 16% in corporate-owned and 12% in franchised locations for the BurgerFi brand, respectively.

Restaurant-level operating expenses for the first quarter of 2024 were $35.9 million compared to $36.1 million in the first quarter of 2023. For the Anthony's brand, restaurant-level operating expenses, as a percentage of sales, increased 360 basis points for the first quarter of 2024, compared to the first quarter of 2023, due to higher per hour labor rates and lower efficiencies due to loss on sales leverage. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 850 basis points for the first quarter of 2024, compared to the first quarter of 2023, primarily due to lower leverage on sales and higher per hour labor rates.

Exhibit 99.1

Net loss in the first quarter was $6.5 million compared to a net loss of $9.2 million in the year-ago quarter, primarily due to lower share-based compensation expense, lower general and administrative expenses, and lower restructuring costs.

Adjusted EBITDA in the first quarter of 2024 decreased $2.3 million to $0.3 million compared to $2.6 million in the first quarter of 2023, driven by lost leverage on sales and higher wages. See the definition of Adjusted EBITDA, a financial measure that is a non-generally accepted accounting principle in the United States (“GAAP”), and the reconciliation to the most comparable GAAP measure below.

Restaurant Development

As of April 1, 2024, the Company operated and franchised 162 total restaurants of which 102 were BurgerFi (27 corporate-owned and 75 franchised) and 60 were Anthony’s (59 corporate-owned and one franchised). During the first quarter 2024, there were two corporate-owned and six franchise BurgerFi closures.

During the first quarter 2024, BurgerFi opened one franchised location and one corporate-owned BurgerFi flagship restaurant in New York City with the unveiling of its Better Burger Lab experience.

Thus far in the second quarter of 2024, BurgerFi has opened two franchised locations.

2024 Outlook

Management is trending to the low end of the range but maintaining its outlook for the fiscal year 2024:

•Annual revenues of $170-$180 million
•Low-single digit same-store sales growth for corporate-owned locations
•10 - 15 new restaurants, (9-14 franchised), including one new franchised Anthony's and our corporate-owned New York City BurgerFi flagship restaurant opened in March;
•Continued improvement in cost of goods driven by increased adoption of inventory management at both brands
•Adjusted EBITDA of $7 to $9 million; and
•Capital expenditures of approximately $2-3 million

Conference Call

The Company will hold a conference call today, May 15, 2024, at 8:30 a.m. Eastern time to discuss its first quarter 2024 results.

Date: Wednesday, May 15, 2024
Time: 8:30 a.m. Eastern time
Toll-free dial-in number: 1-833-816-1403
International dial-in number: 1-412-317-0496
Conference ID: 10189129

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Key Metrics Definitions

The following definitions apply to the terms listed below:

Exhibit 99.1
“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants after 14 months of operations. See definition below for “Same-Store Sales”.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants. Corporate-Owned Restaurant Sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-Owned Restaurant Same-Store Sales growth refers to the percentage change in sales at all corporate-owned restaurants after 14 months of operations. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants and are not recorded as revenue, however, the royalties based on a percentage of these franchise restaurant sales are recorded as revenue. Franchise Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise Restaurant Same-Store Sales growth refers to the percentage change in sales at all franchised restaurants after 14 months of operations. These measures highlight the performance of existing franchised restaurants.

“Same-Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of Same-Store Sales after 14 months of operations. A restaurant which is temporarily closed, is included in the Same-Store Sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the Same-Store Sales computation. Our calculation of Same-Store Sales may not be comparable to others in the industry.

“Digital Channel” % of systemwide sales is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital Channel as percentages of Systemwide Sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net loss before lease termination recovery, share-based compensation expense, depreciation and amortization expense, interest expense (which includes accretion on the value of preferred stock and interest accretion on the related party note), restructuring costs, merger, acquisition and integration costs, legal settlements, net, store closure costs, (gain) loss on change in value of warrant liability, pre-opening costs and (gain) loss on sale of assets.

Unless otherwise stated, Systemwide Restaurant Sales, Systemwide Sales growth, and Same-Store Sales are presented on a systemwide basis, which means they include franchise restaurants and company-owned restaurants. Franchise restaurant sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and brand royalty revenues are calculated based on a percentage of franchise sales.

About BurgerFi International (Nasdaq: BFI, BFIIW)

BurgerFi International, Inc. is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi International is the owner and franchisor of the two following brands with a combined 162 locations.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operated 60 restaurants including 59 corporate-owned and one franchise location co-branded with BurgerFi as of April 1, 2024. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal-fired oven with menu offerings including “well-done” pizza, coal-fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America" by USA

Exhibit 99.1
Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021, “The Absolute Best Wings in the U.S.” by Mashed in 2022, and named in “America's Favorite Restaurant Chains of 2022” by Newsweek.

BurgerFi. BurgerFi is among the nation’s fast-casual better burger concepts with 102 BurgerFi restaurants (75 franchised and 27 corporate-owned) as of April 1, 2024. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high-quality Wagyu Beef Blend Burgers, All-Natural Chicken offerings, Hand-Cut Sides, and Frozen Custard Shakes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival and “Best Fast Food Burger” in USA Today’s 10Best 2023 Readers’ Choice Awards for its BBQ Rodeo Burger, "Best Fast Casual Restaurant" in USA Today's 10Best 2023 Readers' Choice Awards for the third consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, liquidity, prospects or financial results, long-term opportunities, executing on growth and improvement strategies, new franchise opportunities, increased revenue, improved operating margins in both brands, expected customer acceptance, improved operating efficiencies, store opening plans, and expectations regarding adjusted EBITDA in 2024, as well as statements set forth under the section titled “2024 Outlook” above. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions.

Exhibit 99.1
These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 1, 2024, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity from our credit agreement and remain compliant with financial covenants therein, as well as to successfully realize the expected benefits of the acquisition of Anthony’s, our ability to meet the continued listing requirements of Nasdaq, or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
Ink Link Marketing
Kim Miller
Kmiller@inklinkmarketing.com

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Balance Sheets

	Unaudited
(in thousands, except for per share data)	April 1, 2024	January 1, 2024
Assets
Current Assets
Cash and cash equivalents	$4,147	$7,556
Accounts receivable, net	1,355	1,368
Inventory	1,305	1,190
Assets held for sale	732	732
Prepaid expenses and other current assets	2,420	1,654
Total Current Assets	$9,959	$12,500
Property & Equipment, net	16,586	16,121
Operating right-of-use assets, net	44,260	46,052
Goodwill	31,621	31,621
Intangible assets, net	148,791	150,856
Other assets	1,391	1,326
Total Assets	$252,608	$258,476
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade and other	$5,128	$7,093
Accrued expenses	11,226	8,537
Short-term operating lease liability	10,229	10,111
Other current liabilities	2,951	4,117
Short-term borrowings, including finance leases	53,064	52,834
Total Current Liabilities	$82,598	$82,692
Non-Current Liabilities
Long term borrowings, including finance leases	2,223	1,718
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding, as of April 1, 2024 and January 1, 2024, $53 million principal redemption value	56,734	55,629
Long-term operating lease liability	42,555	44,631
Related party note payable	14,526	14,488
Warrant liability	38	182
Other non-current liabilities	694	740
Deferred income taxes	1,146	1,146
Total Liabilities	$200,514	$201,226
Stockholders' Equity
Common stock, $0.0001 par value, 100,000,000 shares authorized, 27,042,213 and 26,832,691 shares issued and outstanding as of April 1, 2024 and January 1, 2024, respectively	2	2
Additional paid-in capital	315,989	315,107
Accumulated deficit	(264,397)	(257,859)
Total BurgerFi Stockholder's Equity	$51,594	$57,250
Non-controlling interests in subsidiaries	500	$—
Total Stockholders' Equity	52,094	57,250
Total Liabilities and Stockholders' Equity	$252,608	$258,476

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended
(in thousands, except for per share data)	April 1, 2024	April 3, 2023
Revenue
Restaurant Sales	$40,885	$43,316
Royalty and other fees	1,558	1,969
Royalty - brand development and co-op	436	441
Total Revenue	$42,879	$45,726
Restaurant level operating expenses:
Food, beverage and paper costs	10,977	11,611
Labor and related expenses	13,912	13,216
Other operating expenses	7,128	7,456
Occupancy and related expenses	3,890	3,834
General and administrative expenses	5,309	6,573
Depreciation and amortization expense	3,044	3,227
Share-based compensation expense	954	4,674
Brand development, co-op and advertising expense	1,252	1,096
Lease termination recovery	(56)	—
Store closure costs	435	121
Restructuring costs	79	918
Pre-opening costs	163	—
Total Operating Expenses	$47,087	$52,726
Operating Loss	(4,208)	(7,000)
Other income, net	3	—
Gain (loss) on change in fair value of warrant liability	144	(73)
Interest expense, net	(2,477)	(2,078)
Loss before income taxes	$(6,538)	$(9,151)
Income tax benefit	—	—
Net loss attributable to BurgerFi	$(6,538)	$(9,151)

Weighted average common shares outstanding:
Basic and Diluted	27,021,716	23,568,032

Net loss per common share:
Basic and Diluted	$(0.24)	$(0.39)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Quarter Ended
	Consolidated		Anthony’s		BurgerFi
(in thousands)	April 1, 2024	April 3, 2023	April 1, 2024	April 3, 2023	April 1, 2024	April 3, 2023
Revenue by Segment	$42,879	$45,726	$32,393	$33,145	$10,486	$12,581

Adjusted EBITDA Reconciliation by Segment:
Net (loss) income	(6,538)	$(9,151)	(691)	$446	(5,847)	$(9,597)
Lease termination recovery	(56)	—	—	—	(56)	—
Share-based compensation expense	954	4,674	137	—	817	4,674
Depreciation and amortization expense	3,044	3,227	1,067	1,137	1,977	2,090
Interest expense	2,477	2,078	1,338	1,160	1,139	918
Restructuring costs	79	918	6	253	73	665
Merger, acquisition and integration costs	131	328	96	—	35	328
Legal settlements, net	(284)	282	(325)	—	41	282
Store closure costs	435	121	82	56	353	65
(Gain) loss on change in value of warrant liability	(144)	73	—	—	(144)	73
Pre-opening costs	163	—	—	—	163	—
(Gain) loss on sale of assets	(3)	—	—	—	(3)	—
Adjusted EBITDA	$258	$2,550	$1,710	$3,052	$(1,452)	$(502)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended
	April 1, 2024		April 3, 2023
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$40,885	100.0%	$43,316	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	10,977	26.8%	11,611	26.8%
Labor and related expenses	13,912	34.0%	13,216	30.5%
Other operating expenses	7,128	17.4%	7,456	17.2%
Occupancy and related expenses	3,890	9.5%	3,834	8.9%
Total	$35,907	87.8%	$36,117	83.4%

Anthony’s Brand
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended
	April 1, 2024		April 3, 2023
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$32,379	100.0%	$33,145	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	8,610	26.6%	8,663	26.1%
Labor and related expenses	10,872	33.6%	10,240	30.9%
Other operating expenses	5,315	16.4%	5,369	16.2%
Occupancy and related expenses	2,955	9.1%	2,953	8.9%
Total	$27,752	85.7%	$27,225	82.1%

Exhibit 99.1
BurgerFi Brand
Restaurant Level Operating Expenses
(Unaudited)

	Quarter Ended
	April 1, 2024		April 3, 2023
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$8,506	100.0%	$10,171	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	2,367	27.8%	2,948	29.0%
Labor and related expenses	3,040	35.7%	2,976	29.3%
Other operating expenses	1,813	21.3%	2,087	20.5%
Occupancy and related expenses	935	11.0%	881	8.7%
Total	$8,155	95.9%	$8,892	87.4%

BurgerFi International Inc., and Subsidiaries
Segment Unit Counts

	Quarter Ended
	April 1, 2024
	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's brands	86	76	162
			—
BurgerFi stores, beginning of the period	28	80	108
BurgerFi stores opened	1	1	2
BurgerFi stores acquired / (transferred)	—	—	—
BurgerFi stores closed	(2)	(6)	(8)
BurgerFi total stores, end of the period	27	75	102

Anthony's total stores, beginning and end of the period	59	1	60